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                                                                    EXHIBIT 23.5

              CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-50206) and related joint Proxy Statement/Prospectus of Marvell Technology Group Ltd. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 14, 2000, except for Note 12, as to which the date is February 29, 2000, with respect to the consolidated financial statements and schedule of Galileo Technology Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                        /s/ ERNST & YOUNG LLP

Palo Alto, California
December 11, 2000